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                                                                      EXHIBIT 99

                                  NEWS RELEASE


                                   Contact:  Charles M. Fernandez - 954-733-0707


Zanart Entertainment Incorporated ("Zanart") announced that it has entered into an Agreement and Plan of Merger with Continucare Corporation ("Continucare") pursuant to which Zanart Subsidiary, Inc., a subsidiary of Zanart, will merge (the "Merger") with and into Continucare. Shareholders of Continucare will own a majority of the issued and outstanding common stock of Zanart. The present business of Zanart will be sold or discontinued.

Zanart also announced that immediately following the Merger, its present Board of Directors will resign and new directors would be appointed by Continucare.

Continucare is a contract manager of outpatient continuum services, specializing in mental and physical rehabilitation programs and general acute care hospitals in the United States. Continucare presently operates 21 units in three states.